Exhibit 10.80

SEVERANCE AGREEMENT
This SEVERANCE AGREEMENT (the “Agreement”) is made as of the 6th day of January, 2015 (the “Effective Date”) by and between The Spectranetics Corporation, a Delaware corporation (the “Company”), and Scott Drake (the “Executive”).
Recitals
A. Executive serves as the President and Chief Executive Officer of the Company;
B. The Company believes that it is in the best interests of the Company and its stockholders to retain the services of Executive and to provide an incentive for Executive’s continued employment by the Company without the distraction resulting from the possibility of an uncompensated involuntary termination of employment by the Company; and
C. In furtherance of the foregoing, the Company and Executive desire to set forth the compensation Executive receives if Executive’s employment with the Company is terminated under the circumstances described herein.
Agreement
The parties agree:
ARTICLE I
DEFINITIONS
“Affiliate” means a person or entity that directly or indirectly controls, is controlled by, or is under common control with, another person or entity.
“Benefit Continuation” has the meaning set forth in Section 2.01(c).
“Board” means the Board of Directors of the Company, as constituted from time to time.
“Business” means a business that designs, manufactures, markets, sells, or any combination thereof (either directly or through third parties) medical devices for products that compete directly with products sold (or actively in development) by the Company or its Affiliates at the time of termination of Executive's employment.
“Cause” means:

(a)
willful failure by Executive to perform his or her duties (other than any such failure resulting from incapacity due to physical or mental illness) when such failure continues for 15 days after written notice from the Company describing such failure;

(b)
willful engagement in dishonesty, illegal conduct, or gross misconduct by Executive that is, in each case, injurious to the Company or its Affiliates or reasonably determined by the Board to likely be injurious to the Company or its Affiliates (including injuries to reputation, employee morale, or financial results);

(c)	embezzlement, misappropriation or fraud by Executive, whether or not related to Executive's employment with the Company;

(d)	material breach by Executive of any of Executive’s duties or obligations under this Agreement or under any other written agreement between Executive and the Company or its Affiliates; or

(e)	conviction of or plea of guilty or nolo contendere by Executive to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude.
For purposes of this definition, no act or failure to act by Executive is “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive's action or omission was in the best interests of the Company.
“Change in Control” has the meaning ascribed to it in The Spectranetics Corporation Amended and Restated 2006 Incentive Award Plan.
“Change in Control Period” means the period beginning on the first occurrence of a Change in Control and lasting through the 18-month anniversary of the Change in Control. The Change in Control Period also includes the six-month period before the Change in Control if a Qualifying Termination occurs during such period and Executive reasonably demonstrates that such Qualifying Termination occurred at the request of a third party in anticipation of the Change in Control and the Change in Control occurs.
“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code includes a reference to any regulations promulgated thereunder.
“Compensation Committee” means the Compensation Committee of the Board.
“Covered Payments” has the meaning set forth in Section 4.01.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Excise Tax” has the meaning set forth in Section 4.01.
“Good Reason” means the initial existence of any of the following events without Executive’s consent:

(a)
a material reduction of Executive's base salary other than a general reduction in base salary that affects all similarly situated executives in substantially the same proportions; for the avoidance of doubt, the reduction of Executive’s base salary by more than 10% in the aggregate in any two year period is deemed a material reduction for purposes of this clause (a) unless such reduction affects all similarly situated executives in substantially the same proportions;

(b)
a material reduction by the Company of Executive’s target bonus opportunity, target long-term incentive opportunity, or both, as determined by considering each opportunity in effect immediately prior to the reduction; for the avoidance of doubt, the reduction of Executive’s target bonus opportunity by more than 10% in the aggregate in any two year period, the reduction of Executive’s target long-term incentive opportunity by more than 10% in the aggregate in any two year period, or both is deemed a material reduction for purposes of this clause (b) unless such reduction affects all similarly situated executives in substantially the same proportions;

(c)	a requirement by the Company that Executive be based at any office or location over 50 miles from the office or location at which Executive is based immediately prior to the Effective Date;

(d)	a breach by the Company of Section 6.06;

(e)	a material, adverse change in Executive's authority, duties, or responsibilities (other than temporarily while Executive is physically or mentally incapacitated or as required by applicable law); or

(f)	a requirement by the Company that Executive engage in any conduct that Executive reasonably believes will violate applicable laws, regulations, codes of conduct, or ethical standards.
Executive cannot terminate his or her employment for Good Reason unless Executive has provided written notice to the Company of the circumstances providing grounds for termination for Good Reason within 30 days of the initial existence of such grounds and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances, if curable. If Executive does not terminate Executive’s employment for Good Reason within 90 days after the first occurrence of the grounds, then Executive waives Executive’s right to terminate for Good Reason regarding such grounds.
“Net After-Tax Amount” has the meaning set forth in Section 4.01.
“Parachute Payment” has the meaning set forth in Section 4.01.
“Parachute Value” has the meaning set forth in Section 4.01.
“PPACA” has the meaning set forth in Section 2.01(b).
“Qualifying Termination” means the termination of Executive's employment either:

(a)	by the Company without Cause; or

(b)	by Executive for Good Reason;
if Executive experiences a “separation from service” from the Company for purposes of Section 409A of the Code as of the date Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason.
“Release” has the meaning set forth in Section 2.01(d).
“Specified Employee Payment Date” has the meaning set forth in Section 6.13(b).
“Territory” means the United States of America and any other country of the world where the Company engages in designing, manufacturing, marketing, selling, or any combination thereof (either directly or through third parties) medical devices or in any other business as of the date of the termination of Executive's employment.
ARTICLE II
SEVERANCE
Section 2.01    Severance. If Executive has a Qualifying Termination, then the Company shall, subject to Section 2.01(d):

(a)
Pay to Executive severance in an amount equal to two times Executive's base salary in effect on the date of the Qualifying Termination, less applicable withholdings. Subject to Section 6.13, such amount will be paid in a single lump-sum on the Company’s first regular payroll date that is more than 60 days after the Qualifying Termination but in no event later than the 75th day following the Qualifying Termination;

(b)
If the Qualifying Termination occurs within a Change in Control Period, pay to Executive an amount equal to Executive’s annual cash variable compensation/bonus, calculated at the “Target” level, as established by the Compensation Committee of the Board of Directors in the variable compensation plan for the year in which the termination occurs, less applicable withholdings. Subject to Section 6.13, such amount will be paid in a single lump-sum on the Company’s first regular payroll date that is more than 60 days after the Qualifying Termination but in no event later than the 75th day following the later of the Qualifying Termination and the Change in Control; and

(c)
If Executive is eligible for and takes all steps necessary to continue Executive’s group health insurance coverage with the Company following the termination of Executive’s employment with the Company (including completing and returning the forms necessary to elect COBRA coverage), pay the premium costs for such coverage, at the same level of coverage that was in effect as of the date of the

Qualifying Termination, through the earliest of: (i) the twelve month anniversary of the Qualifying Termination, (ii) the date Executive becomes eligible for group health insurance coverage from any other employer, or (iii) the date Executive is no longer eligible to continue Executive’s group health insurance coverage with the Company under applicable law (such insurance coverage continuation payments, “Benefit Continuation”). Notwithstanding the foregoing, if the provision of Benefit Continuation under this Section 2.01(c) would violate the nondiscrimination rules applicable to non-grandfathered plans, or would cause the imposition of penalties under the Patient Protection and Affordable Care Act of 2010 and the related regulations and guidance promulgated thereunder (the “PPACA”), the Company may reform this Section 2.01(c) in a manner as is necessary to comply with the PPACA while using best efforts to maintain coverage levels and terms no less favorable to Executive.

(d)
The Company is not obligated to comply with Section 2.01(a)-(c) unless (i) Executive executes a general release of claims in a form provided by the Company (“Release”) within 21 days (or, to the extent required by applicable law, 45 days) following the Qualifying Termination and Executive does not revoke such release within seven days thereafter; and (ii) Executive is in strict compliance with Executive’s obligations under this Agreement and any other written agreement with the Company.

Section 2.02    Executive’s Termination Obligations. On the date Executive’s employment with the Company is terminated for any reason, Executive is deemed to have resigned from all offices and directorships, if any, then held with the Company or any Affiliate, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations. On the date Executive’s employment with the Company is terminated for any reason, Executive shall return all property of the Company, including but not limited to any confidential or propriety information (howsoever stored in any format) in Executive’s possession or control, and such other property including any computer, iPhone, iPad, or cell phone, keys, building cards, or company credit cards.
Section 2.03    Payments of Accrued Obligations Upon Termination of Employment. In the event of Executive’s termination of employment by the Company for any reason, the Company shall pay Executive or Executive’s estate or legal representative (as applicable) (i) all unpaid salary and unpaid vacation accrued by Executive through the date Executive’s employment with the Company is terminated, (ii) any earned and unpaid bonus(es) under the Company’s variable compensation plan(s), payable in accordance with the terms and conditions of the relevant variable compensation plan(s); and (iii) any unreimbursed business expenses incurred by Executive through the date executive’s employment with the Company is terminated, under Company policy.
ARTICLE III
EQUITY AWARDS
Section 3.01    Equity Awards. Subject to Section 4.01, this Agreement does not affect the terms of any outstanding equity awards and the treatment of any outstanding equity awards is determined under the terms of the Company equity plan or plans under which they were granted and any applicable award agreements.
ARTICLE IV
SECTION 280G
Section 4.01    Parachute Payment. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its Affiliates to Executive or for Executive's benefit under this Agreement or otherwise (“Covered Payments”) would collectively constitute a parachute payment within the meaning of Section 280G of the Code (“Parachute Payment”) and if the Net After-Tax Amount of such Parachute Payment to Executive is less than 10% more than the Net After-Tax Amount to Executive would be if the Covered Payments otherwise constituting the Parachute Payment were limited to the maximum Parachute Value of Covered Payments that Executive could receive without giving rise to any liability for any excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties regarding such taxes (collectively, the “Excise Tax”), then the Company shall reduce the Covered Payments otherwise constituting the Parachute Payment so that the Parachute Value of all Covered Payments, in the aggregate, will equal the maximum Parachute Value of all Covered Payments that Executive can receive without any Covered Payments being subject to the Excise Tax.  Should such a reduction in Covered Payments be required, Executive is entitled, subject to the following sentence, to designate those Covered Payments under this Agreement or the other arrangements that will be reduced or eliminated so as to achieve the specified reduction in Covered Payments to Executive and avoid characterization of such Covered Payments as a Parachute Payment.  The Company will provide Executive with all information reasonably requested by Executive to permit Executive to make such designation. To the extent that Executive’s ability to make such a designation would cause any of the Covered Payments to become subject to any additional tax under Code Section 409A, or if Executive fails to make such a designation within ten business days of receiving the requested information from the Company, then the Company shall achieve the necessary reduction in the Covered Payments by reducing them in the following order: (i) reduction of cash payments payable under this Agreement; (ii) reduction of other payments and benefits to be provided to Executive; (iii) cancellation or reduction of accelerated vesting of equity-based awards that are subject to performance-based vesting conditions; and (iv) cancellation or reduction of accelerated vesting of equity-based awards that are subject only to service-based vesting conditions. If the acceleration of the vesting of Executive’s equity-based awards is to be cancelled or reduced, such acceleration of vesting will be reduced or cancelled in the reverse order of the date of grant. For purposes of this Section 4.01, a “Net After-Tax Amount” is determined by taking into account all applicable income, excise and employment taxes, whether imposed at the federal, state or local level, including the Excise Tax, and the “Parachute Value” of a Covered Payment means the present value as of the date of the Change in Control for purposes of Section 280G of the Code of the portion of such Covered Payment that constitutes a Parachute Payment under Section 280G(b)(2) of the Code.
Section 4.02    Determinations. Any determination required under this Article IV, including whether any payments or benefits are Parachute Payment, is made by the Company in its sole discretion. Executive shall provide the Company with such information and documents as the Company may reasonably request to make a determination under Section 4.01. The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control may be utilized by the Board to make all determinations required to be made under Section 4.01. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Board may appoint another nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company bears all expenses with respect to the determinations by any such independent registered public accounting firm retained hereunder. Any good faith determinations of the accounting firm made hereunder is final, binding and conclusive upon the Company and Executive. The Company's determination is final and binding on Executive.
ARTICLE V
POST-CLOSING OBLIGATIONS
Section 5.01    Executive Level Position. Executive’s position is an executive-level position and is special, unique, and intellectual in character. The position places Executive in a position of confidence and trust with employees, customers, and vendors of the Company. Executive’s knowledge of the Company’s confidential information and trade secrets make it impossible for Executive to provide Executive’s services to a competitor without disclosing or using Executive’s knowledge of that information.
Section 5.02    Non-Competition and Non-Solicitation. Executive shall not engage in any of the following activities in any part of the Territory during his or her employment and for a period of one year after the termination of Executive's employment with the Company for any reason, whether such termination is at the initiative of the Company or Executive:

(a)
whether as director, officer, consultant, employee, agent or otherwise engage in or contribute Executive’s knowledge and abilities to any person or entity that engages in any aspect of the Business, provided however that Executive may become an employee of an entity that engages in the Business if Executive’s functions are limited entirely to one or more divisions of that entity and such divisions do not engage in any aspect of the Business;

(b)	employ, solicit for employment, or attempt to employ or assist anyone in employing or soliciting for employment any person who is an employee of the Company; or

(c)
attempt in any manner to solicit from any client or customer of the Company, sales or transactions relating to the Business, or persuade any client or customer of the Company to cease doing business or reduce the business that such client or customer has customarily done with the Company.

Section 5.03    Non-Disparagement; Confidentiality. Executive shall not make disparaging statements or remarks about the Company during his or her employment or following the termination of Executive’s employment. The Company and Executive shall keep this Agreement and the terms of Executive’s termination and severance payments confidential, except that the parties may disclose the terms and conditions of this Agreement to their advisors or as required by law or this Agreement. Notwithstanding the foregoing language, nothing in this Section 5.03 or this Agreement is intended to prohibit, and does not prohibit, Executive from communicating with the EEOC or any similar state or local administrative agency or from truthfully responding to any court order or other valid legal process.
Section 5.04    Enforcement.

(a)
The restrictions in this Article V are reasonable and necessary to protect the confidential information and goodwill of the Company. If any of the covenants are deemed invalid or unenforceable based upon the scope, duration or otherwise, such provisions will be modified to make them enforceable to the fullest extent permitted by law.

(b)
In the event of a breach or threatened breach of the provisions in Article V, the Company will be irreparably harmed and monetary damages will be an insufficient remedy to the Company. Executive consents to enforcement of this Article V by means of temporary or permanent injunction and other appropriate equitable relief in any competent court, in addition to any other remedies the

Company may have under this Agreement or otherwise, without being required to post a bond or other security.
Section 5.05    Future Employer. Executive shall notify any person or entity that employs Executive during the 12-month period following the termination of Executive's employment of the terms of this Article V.
ARTICLE VI
GENERAL PROVISIONS
Section 6.01    At-will Employment. This Agreement does not alter the status of each Executive as an at-will employee of the Company. Nothing contained herein gives Executive the right to remain employed by the Company or to interfere with the rights of the Company to terminate the employment of Executive at any time, with or without Cause.
Section 6.02    Effect on Other Plans, Agreements and Benefits.

(a)
Any severance benefits payable to Executive under this Agreement are in lieu of and not in addition to any severance benefits to which Executive would otherwise be entitled under any general severance policy or severance plan maintained by the Company or any agreement between Executive and the Company that provides for severance benefits (unless the policy, plan, or agreement expressly provides for severance benefits to be in addition to those provided under this Agreement).

(b)
Any severance benefits payable to Executive under this Agreement is not counted as compensation in determining benefits under any other benefit policies or plans of the Company, except to the extent expressly provided therein.

Section 6.03    Severability. The invalidity or unenforceability of any provision of this Agreement does not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid, void, or unenforceable, the court shall deem such provision modified, amended, and narrowed to the extent necessary to render such provision legal, valid, and enforceable, and the other remaining provisions of this Agreement are not affected but remain in full force and effect.
Section 6.04    Headings and Subheadings. Headings and subheadings in this Agreement are intended solely for convenience and no provision is to be construed by reference to the heading or subheading of any section or paragraph.
Section 6.05    Unfunded Obligations. The amounts to be paid to Executives under this Agreement are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds regarding these obligations. Executives have no preference or security interest in any assets of the Company other than as a general unsecured creditor.
Section 6.06    Successors. This Agreement is binding upon any successor to the Company, its assets, its businesses or its interest (whether because of a Change in Control or otherwise), in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Agreement, the Company shall require any successor to the Company to expressly and unconditionally assume this Agreement in writing and honor the obligations of the Company hereunder, in the same manner and to the same extent that the Company would be required to perform if no succession had taken place; provided, however, that such successor may transfer Executive into a different role within the successor’s organization provided such role is a reasonably comparable position and the successor continues to provide Executive with compensation, benefits and severance rights substantially and materially consistent with the terms of this Agreement. It is expressly agreed that, as used in this Agreement, “Company” means the Company and any successor. All payments and benefits that become due to Executive under this Agreement inure to the benefit of his or her heirs, assigns, designees, or legal representatives.
Section 6.07    Transfer and Assignment. Neither Executive nor any other person may sell, assign, transfer, pledge, anticipate, or otherwise encumber, transfer, hypothecate, or convey any amounts payable under this Agreement prior to the date that such amounts are paid.
Section 6.08    Waiver. Any party's failure to enforce any provision or provisions of this Agreement is not a waiver of any such provision or provisions, nor does it prevent any party from thereafter enforcing every other provision of this Agreement.
Section 6.09    Governing Law. This Agreement is intended to be construed under and governed by the laws of Colorado without regard to conflicts of law principles. The parties shall any action or proceeding to enforce this Agreement only in a state or federal court in or covering the State of Colorado, County of El Paso, and each party consents to the exclusive venue and jurisdiction of such court. The parties irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
Section 6.10    Attorneys’ Fees. If the Company seeks relief, damages and/or any other remedy available under this Agreement against Executive and is successful in whole or in substantial part, Executive will be liable to the Company in addition to damages and/or any other remedies for all of the Company’s costs and expenses including attorneys’ fees: (i) in seeking and establishing its right to any relief, and (ii) in connection with any appeal from an order or judgment granting or denying the relief if the Company is ultimately determined to be entitled to any substantial part or all of the relief that it sought under this Agreement.
Section 6.11    Clawback. All amounts payable under this Agreement are subject to any policy (whether in existence as of the date of this Agreement or later adopted) established by the Company providing for clawback or recovery of amounts paid to Executive. The Company may determine clawback or recovery in its sole discretion and under any applicable law or regulation.
Section 6.12    Withholding. The Company may withhold from any amount payable hereunder any Federal, state, and local taxes for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.
Section 6.13    Section 409A.

(a)
This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and be construed and administered under Section 409A of the Code. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A of the Code or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A of the Code either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A of the Code to the maximum extent possible. For purposes of Section 409A of the Code, each party shall treat each installment payment provided under this Agreement as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and the Company is not liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive for non-compliance with Section 409A of the Code.

(b)
Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Executive in connection with his or her Qualifying Termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i) of the Code, then the Company shall not provide such payment or benefit until the first payroll date to occur following the six-month anniversary of the Qualifying Termination or, if earlier, on Executive's death (the “Specified Employee Payment Date”). The Company shall pay the aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which Executive's separation from service occurs to Executive in a lump sum on the Specified Employee Payment Date and thereafter, the Company shall pay any remaining amounts without delay under their original schedule. Notwithstanding any other provision of this Agreement, if any payment or benefit is conditioned on Executive's execution of a Release, the Company shall include in the first payment all amounts that would otherwise have been paid to Executive during the period beginning on the date of the Qualifying Termination and ending on the payment date if no delay had been imposed. Notwithstanding any other provision of this Agreement, if a Qualifying Termination occurs during the six-month period before the first occurrence of a Change in Control, Benefit Continuation reimbursement does not begin until after the Change in Control occurs and the first Benefit Continuation reimbursement shall include all amounts that would otherwise have been paid to Executive during the period beginning on the date Executive's employment with the Company terminates and ending on the payment date if no delay had been imposed.

(c)
To the extent required by Section 409A of the Code, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (i) the expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (ii) any right to reimbursements or in-kind benefits under this Agreement is not subject to liquidation or exchange for another benefit.

Section 6.14    Notice. Any notice or other communication required or permitted under this Agreement is effective only if it is in writing and delivered personally or sent by fax, email, registered or certified mail, postage prepaid, or by overnight courier addressed as follows (or if it is sent through any other method agreed upon by the parties):
If to the Company:
The Spectranetics Corporation
9965 Federal Drive
Colorado Springs, Colorado 80921
Attention: General Counsel

If to Executive: at Executive’s most recent address on the books and records of the Company.
Section 6.15    Executive’s Acknowledgment. Executive acknowledges (i) that Executive has consulted with or has had the opportunity to consult with independent counsel of Executive’s own choice concerning this Agreement and has been advised to consult with independent counsel by the Company, and (ii) that Executive has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely.

Section 6.16    Entire Agreement. This Agreement replaces, terminates, and supersedes all prior understandings or agreements between Executive and the Company or its Affiliates regarding the subject matter hereof.

Signed:

THE SPECTRANETICS CORPORATION
By:	/s/ Robert Fuchs	By:	/s/ Scott Drake
	Robert Fuchs		Scott Drake
	Senior Vice President, Global Human Resources		President and Chief Executive